UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 23, 2004

Bone Care International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	0-27854	39-1527471
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

1600 Aspen Commons, Suite 300 Middleton, Wisconsin (Address of Principal Executive Offices)		53719 (Zip Code)

(608) 662-7800
(Registrant’s Telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On November 23, 2004, at the Company’s annual meeting of shareholders, the shareholders of the Company approved an amendment to the Company’s 2003 Stock Incentive Plan to, among other things, increase the number of shares available under the plan to a total of 1,400,000 shares, of which not more than an additional 400,000 shares may be used for grants of restricted stock, restricted stock units, unrestricted stock or performance shares. In addition, at that meeting the shareholders approved an amendment to the Company’s articles of incorporation to increase the Company’s authorized shares of common stock and preferred stock to 75 million and 10 million, respectively, and approved an agreement and plan of merger to change the Company’s state of incorporation from Wisconsin to Delaware. Each of those matters was previously described in the Company’s proxy statement for the annual meeting.

     The foregoing summaries are qualified in their entirety by reference to the complete texts of the 2003 Stock Incentive Plan, as amended, the agreement and plan of merger to effect the reincorporation and the amended and restated certificate of incorporation of the Delaware corporation, each of which was attached as an exhibit to the Company’s proxy statement and each of which is filed as an exhibit to this report.

Item 3.03 Material Modification to Rights of Security Holders

The information included in Item 1.01 of this report is incorporated by reference into this item.

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed as part of this report.

10.1	Bone Care International, Inc. 2003 Stock Incentive Plan, as amended as of November 23, 2004.

10.2	Form of Agreement and Plan of Merger by and between Bone Care International, Inc., a Wisconsin corporation, and Bone Care International, Inc., a Delaware corporation.

10.3	Form of Amended and Restated Certificate of Incorporation of Bone Care International, Inc., a Delaware corporation.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has fully cased this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BONE CARE INTERNATIONAL, INC.
Date: November 29, 2004	By:	/s/ Brian J. Hayden
Brian J. Hayden
VP Finance